Exhibit 99.1
Xos Shares Recap Video of Xos Fleet Week Product Reveal Event
LOS ANGELES, June 8, 2022 – Xos, Inc. (NASDAQ: XOS), a leading fleet services provider and manufacturer of Class 5 through Class 8 battery-electric vehicles, today published a recap video of its Fleet Week product reveal event that occurred on Tuesday, May 10th. The video, at three minutes long, highlights the new 100% battery-electric MDXT™ and HDXT™ vehicles and Xosphere™ fleet management platform that Xos unveiled that evening.
To watch the video, click here: https://www.youtube.com/watch?v=yqu-asZ6sFU.
About Xos, Inc.
Xos is a leading original equipment manufacturer of Class 5 through Class 8 commercial electric vehicles and powertrains and provides charging infrastructure and fleet management software for fleets. The company’s primary focus is on medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes of 200 miles or less per day. The company leverages its proprietary technologies to provide commercial fleets with zero-emission vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.
Contacts
Xos Investor Relations
investors@xostrucks.com
Xos Media Relations
press@xostrucks.com